Page 1 of 4 pages
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                     PELICAN PROPERTIES, INTERNATIONAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   705840-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 11, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-(c)
         [X]    Rule 13d-1(d)


--------------------------------------------------------                       -----------------------------------------------------
CUSIP No. 705840-10-6                                           13G                              Page 2 of 4 Pages
          -----------                                                                                 -    -
--------------------------------------------------------                       -----------------------------------------------------
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    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Thomas L. Callahan

------------------------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                        (a)

                                                                                                                    (b)
------------------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------------------------------------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                               675,434

      NUMBER OF
                      --------------------------------------------------------------------------------------------------------------
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                -0-
         EACH
      REPORTING
                      --------------------------------------------------------------------------------------------------------------
        PERSON          7   SOLE DISPOSITIVE POWER
         WITH
                               675,434


                      --------------------------------------------------------------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                               -0-


------------------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              675,434


------------------------------------------------------------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              13,906


------------------------------------------------------------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              13.3%


------------------------------------------------------------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

              IN


------------------------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 4 pages

Item 1(a).   Name of Issuer

             Pelican Properties, International Corp.
             -------------------------------------------------------------------

Item 1(b).   Address of Issuer's Principal Executive Offices:

             12520 SW 195 Terrace, Miami, FL  33177
             -------------------------------------------------------------------

Item 2(a).   Name of Person Filing:

             Thomas L. Callahan
             -------------------------------------------------------------------

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             1001 Oyster Cove Drive, Grasonville, MD  21638
             -------------------------------------------------------------------

Item 2(c).   Citizenship:

             United States
             -------------------------------------------------------------------

Item 2(d).   Title of Class of Securities:

             Common Stock
             -------------------------------------------------------------------

Item 2(e).   CUSIP Number:

             705840-10-6
             -------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
             (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
             (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
             (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
             (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)
                      (ii)(E);
             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
             (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
             (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box.

Item 4.      Ownership.
                  Provide the following information regarding the aggregate
             number and percentage of the class of securities of the issuer identified in Item 1.
                  (a) Amount beneficially owned:
                         675,434
                  (b) Percent of class:
                         13.3%
                  (c) Number of shares as to which such person has:
                  (i) Sole power to vote or to direct the vote 675,434
                 (ii) Shared power to vote or to direct the vote -0-
                (iii) Sole power to dispose or to direct the disposition of
                      675,434
                 (iv) Shared power to dispose or to direct the disposition of
                      -0-

                  Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.      Ownership of Five Percent or Less of a Class.
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

                  Instruction.  Dissolution of a group requires a response to this item.

                               Page 4 of 4 pages

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.
                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                  Not Applicable

Item 8.      Identification and Classification of Members of the Group.
                  Not Applicable

Item 9.      Notice of Dissolution of Group.
                  Not Applicable

Item 10.     Certifications.
                  Not Applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     -------------------------------------------
                                                      (Date)



                                     -------------------------------------------
                                                    (Signature)


                                                 Thomas L. Callahan
                                     -------------------------------------------
                                                    (Name/Title)